Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights,” “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in the Registration Statement.

We also consent to the incorporation by reference of our report dated January 29, 2018 with respect to the financial statements and financial highlights of The Cushing MLP & Infrastructure Total Return Fund (formerly The Cushing MLP Total Return Fund) as of and for the periods ended November 30, 2017 included in the Annual Report (Form N-CSR) for 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 8, 2018